Exhibit 23.4
May 6, 2011
To:
Nobao Renewable Energy Holdings Limited
Building 4, No. 150 Yonghe Road,
Shanghai, 200072
People’s Republic of China
Dear Sirs,
We hereby consent to the use of our name under the caption “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulations”, “Taxation” and “Legal Matters” in the prospectus included in the Registration Statement on Form F-1, filed by Nobao Renewable Energy Holdings Limited with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Yours sincerely,
/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices